UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – July 26, 2010

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OMNICARE, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	1-8269 (Commission File Number)	31-1001351 (IRS Employer Identification No.)
100 East RiverCenter Boulevard, Suite 1600 Covington, Kentucky (Address of Principal Executive Offices)		41011 (Zip Code)

(859) 392-3300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 26, 2010, Omnicare, Inc. (the “Company”) entered into a Prime Vendor Agreement for Pharmaceuticals (the “Agreement”) with McKesson Corporation (“McKesson”) effective as of July 27, 2010.  Pursuant to the Agreement, the Company has agreed to purchase from McKesson a minimum percentage of its pharmaceutical products requirements and to purchase a minimum dollar amount of certain types of pharmaceutical products, in each case at specified prices.  Such prices are subject to adjustment under specified conditions.

The initial term of the Agreement is from July 27, 2010 through October 31, 2013.  The Agreement will automatically renew for up to two successive one-year periods unless McKesson gives the Company written notice of non-renewal at least 150 days prior to expiration.  The Agreement replaces the Company's existing Prime Vendor Agreement for Pharmaceuticals with McKesson made as of December 23, 2003 and effective as of January 1, 2004.

Either party may terminate the Agreement upon, among other things, (i) the other party’s failure to make any payment due thereunder within 15 days following written notice thereof; (ii) any other material breach of the Agreement by the other party which remains uncured for 45 days following written notice thereof; or (iii) certain bankruptcy events of the other party.

The foregoing description of the Agreement is qualified in its entirety by the Agreement, a copy of which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the three months ending September 30, 2010.  The Company intends to request confidential treatment for certain portions of the Agreement which will be omitted from the exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.
By:      /s/ Mark G. Kobasuk_____________
Name: Mark G. Kobasuk
Title:   Vice President - General Counsel
Dated:  July 29, 2010